Exhibit 99.1

Walgreens Boots Alliance Strengthens Tech Leadership to

Deliver Even Further on the Future of Healthcare

Appoints New Board Member and CIO with Deep IT Expertise in Healthcare and Retail, and

Forms Finance and Technology Committee on Board

DEERFIELD, Ill., Sept. 8, 2022 – Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced that it is further strengthening its leadership to provide exceptional experiences and services for patients and customers, with world-class technology and innovation as the backbone.

WBA has appointed Inderpal Bhandari to its board of directors and Hsiao Wang as senior vice president and chief information officer (CIO), bringing deep technology expertise in the healthcare and retail sectors. The company’s board of directors has also formed a finance and technology committee to give even greater focus to this critical function.

“We are making tremendous progress on our strategic priorities, including transforming and aligning our core business and building our next growth engine with consumer-centric healthcare solutions. With today’s announcements, we are entering our next phase of execution and elevating our capabilities even further,” said Roz Brewer, CEO, WBA.

“We want to welcome Inderpal to our board and Hsiao to our Executive Leadership Team. They are both incredibly talented leaders and technologists. Together with our board’s new finance and technology committee, they will be instrumental to achieving our goals and truly differentiating Walgreens Boots Alliance in how we deliver the healthcare of the future.”

Inderpal Bhandari Joins WBA Board

Inderpal Bhandari has served as IBM’s global chief data officer since 2015. In this position, Bhandari is responsible for the company’s data strategy, which is critical to IBM’s hybrid cloud and AI leadership. His core expertise is in transforming data into business value and improving customer experiences by delivering strategic and innovative capabilities that use analytic insights to enable growth and productivity.

Over Bhandari’s four-decade career, he has developed an extensive IT background, particularly in the healthcare sector, in roles such as chief data officer at Cambia Health Solutions, Express Scripts and Medco Health Solutions. Bhandari holds three advanced degrees: a Doctor of Philosophy in Computer Engineering from Carnegie Mellon University, Master of Science in Computer Engineering from University of Massachusetts Amherst and a Bachelor of Technology in Electrical and Electronics Engineering from Birla Institute of Technology and Science, Pilani.

He was named U.S. Chief Data Officer of the Year by the CDO Club in 2017 and one of Corinium’s Top 100 Innovators in Data and Analytics in 2018, 2019 and 2020. In 2020, he was also appointed as one of the Global Top 100 Data Visionaries by Truata.

Walgreens Boots Alliance, Inc. | walgreensbootsalliance.com

“I’m thrilled to be joining the board of directors of Walgreens Boots Alliance at an incredibly exciting time in its history. I believe WBA is uniquely positioned to offer technology-enabled healthcare solutions, which will ultimately help millions of people focus on their health. Nothing could be more important than that and I’m excited to work with this high-caliber and talented team to address some of the most challenging healthcare issues of today,” said Bhandari.

Board Forms Finance and Technology Committee

Effective immediately, the finance committee of Walgreens Boots Alliance’s Board of Directors has been reconstituted as the finance and technology committee, reflecting the importance and significance of technology to achieving the company’s goals. As WBA accelerates its healthcare platform and global infrastructure, the committee will govern the strategic growth of its technology, including major customer initiatives, emerging innovations and significant trends.

Hsiao Wang Appointed CIO

Hsiao Wang will assume his new role on Sept. 26, and report to Brewer as a member of the Executive Leadership Team. He will lead the strategy for WBA’s IT function and the implementation of its technology and digital innovation. He will focus on advancing WBA’s technology platform to deliver on the company’s strategic priorities, with an emphasis on its digital experience for customers and patients, including technology-enabled healthcare solutions for Walgreens and Walgreens Health.

Wang is an MIT-educated IT expert who specializes in the retail sector. He joins WBA from The Michaels Company where, as executive vice president and CIO, he oversaw product development, engineering and operations for all technology functions. Prior to that, he spent 16 years at Walmart in an array of roles with increasing leadership responsibility in technology and IT, culminating in his role as senior vice president and chief technology officer for Sam’s Club.

At Sam’s Club, he established artificial intelligence, robotics, image and speech recognition and mobile capabilities. He was instrumental in developing the future of automation, used AI and deep learning to accelerate operations to benefit the customer experience and reduced the average technology product development time from 12-18 months to four weeks.

Wang is a passionate advocate for the technology-driven consumer experience, and has deep experience in innovating and building strong, high-performing teams. He earned his Bachelor of Science degree in Electrical Engineering and Computer Science from Massachusetts Institute of Technology (MIT).

“Joining a company with such strong consumer trust and a clear vision to be the leading partner in reimagining local healthcare and wellbeing for all is a tremendous opportunity. I am excited to work with an outstanding team to lead the continued transformation of technology and digital innovation at WBA, as well as unlock and create consumer-centric healthcare solutions,” said Wang.

Wang succeeds Francesco Tinto, senior vice president and CIO, WBA. Tinto’s many accomplishments during his three years at the company include expediting its digital modernization by moving to the Cloud, deploying SAP S/4 across all Walgreens stores and laying the foundation for a world-class digital experience and customer insights platform through expanded partnerships with Microsoft and Adobe.

“We are very thankful to Francesco for accelerating our digital transformation, which has been integral to our company’s success. In many ways, he and his team have laid the groundwork that will enable our company to excel even further in the future,” said Brewer.

ENDS

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is an integrated healthcare, pharmacy and retail leader serving millions of customers and patients every day, with a 170-year heritage of caring for communities.

A trusted, global innovator in retail pharmacy with approximately 13,000 locations across the U.S., Europe and Latin America, WBA plays a critical role in the healthcare ecosystem. The company is reimagining local healthcare and well-being for all as part of its purpose – to create more joyful lives through better health. Through dispensing medicines, improving access to a wide range of health services, providing high quality health and beauty products, and offering anytime, anywhere convenience across its digital platforms, WBA is shaping the future of healthcare.

WBA has more than 315,000 team members and a presence in nine countries through its portfolio of consumer brands: Walgreens, Boots, Duane Reade, the No7 Beauty Company, Benavides in Mexico and Ahumada in Chile. Additionally, WBA has a portfolio of healthcare-focused investments located in several countries, including China and the U.S.

The company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. WBA has been recognized for its commitment to operating sustainably: it is an index component of the Dow Jones Sustainability Indices (DJSI) and was named to the 100 Best Corporate Citizens 2021.

More company information is available at www.walgreensbootsalliance.com.

(WBA-GEN)

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